Exhibit 10.2

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GGPLP L.L.C.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GGPLP L.L.C.

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into this [    ] day of [                    ], 2010, by and among the undersigned parties.

W I T N E S S E T H:

WHEREAS, a Delaware limited liability company known as GGPLP L.L.C. (the “Company”) exists pursuant to the Delaware Limited Liability Company Act and that certain Second Amended and Restated Operating Agreement dated as of April 17, 2002, as amended by that certain First Amendment thereto dated April 23, 2002, that certain Second Amendment thereto dated May 13, 2002, that certain Third Amendment thereto dated October 30, 2002, that certain Fourth Amendment thereto dated April 7, 2003, that certain Fifth Amendment dated April 11, 2003, that certain Sixth Amendment thereto dated November 12, 2003, that certain Seventh Amendment thereto dated May 25, 2005, that certain Eighth Amendment thereto dated April 23, 2007, that certain Ninth Amendment thereto dated March 9, 2009, that certain Tenth Amendment thereto dated May 13, 2010 and that certain Amendment dated August 2, 2010 (the “Original Agreement”); and

WHEREAS, on April 16, 2009, the Company, GGP Limited Partnership, a Delaware limited partnership, (the “Managing Member”), and certain Affiliates filed voluntary petitions for relief under title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Chapter 11 Cases”);

WHEREAS, in connection with the Company and the Managing Member’s emergence from the Chapter 11 Cases, the Company will redeem the Common Units held by certain Members (the “Redemption”); and

WHEREAS, upon the Redemption the Managing Member will own all of the outstanding Common Units and desires to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Managing Member, intending legally to be bound, does hereby amend and restate the Original Agreement to read in its entirety as follows:

ARTICLE I

Definitions; Etc.

1.1          Definitions.  Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below (such definitions to be equally applicable to the singular and plural forms of the terms so defined):

“Accountants” shall mean the firm or firms of independent certified public accountants selected by the Managing Member on behalf of the Company and the Property Partnerships.

“Act” shall mean the Limited Liability Company Act as enacted in the State of Delaware, as the same has been amended and as the same may hereafter be amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

(a)           credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(0(5) of the Regulations; and

(b)           debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Administrative Expenses” shall mean (i) all administrative and operating costs and expenses incurred by the Company, (ii) all administrative, operating and other costs and expenses incurred by the Property Partnerships, which expenses are being assumed by the Company pursuant to Section 6.1, (iii) a pro rata portion (as determined in the reasonable judgment of the Managing Member) of administrative costs and expenses of the Managing Member and GGPI, including salaries paid to officers of the Managing Member and GGPI and accounting and legal expenses undertaken by the Managing Member and GGPI on behalf or for the benefit of the Company, and (iv) to the extent not included in clause (iii) above, a pro rata portion (as determined in the reasonable discretion of the Managing Member) of REIT Expenses.

“Affiliate” shall mean, with respect to any Member (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), (i) any member of the Immediate Family of such Member; (ii) any trustee or beneficiary of a Member; (iii) any legal representative, successor, or assignee of such Member or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee of any trust for the benefit of such Member or any Person referred to in the preceding clauses (i) through (iii); or (v) any Person which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Member or any Person referred to in the preceding clauses (i) through (iv).

“Agreement” shall mean this Third Amended and Restated Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Bankruptcy” shall mean, with respect to any Member or the Company, (i) the commencement by such Member or the Company of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Member or the Company is insolvent or bankrupt, (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Member or the Company, (iv) the filing of any such petition or the commencement of any such case or proceeding against such Member or the Company, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing, (v) the filing of an answer by such Member or the Company admitting the allegations of any such petition, (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Member or the Company unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Member or the Company, (vii) the insolvency of such Member or the Company or the execution by such Member or the Company of a general assignment for the benefit of creditors, (viii) the convening by such Member or the Company of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, (ix) the failure of such Member or the Company to pay its debts as they mature, (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Member or the Company where such seizure is not discharged within thirty (30) days thereafter, or (xi) the admission by such Member or the Company in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

“Business Day” shall mean a day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Account” shall mean, with respect to any Member, the separate “book” account which the Company shall establish and maintain for such Member in accordance with Section 704(b) of the Code and Section l.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations; and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that any Units are transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred Units shall carry over to the transferee.

“Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Company with respect to the Units held by such Member (net of liabilities to which such property is subject).

“Certificate” shall mean the Certificate of Formation establishing the Company, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.

“Charter” shall mean the certificate of incorporation of GGPI, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time.

“Closing Price” shall mean, with respect to any Common Shares on any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported in the principal consolidated transaction reporting system if the Common Shares are listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares as such person is selected from time to time by the Board of Directors of GGPI.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean the shares of the common stock, par value $.01 per share, of GGPI.

“Common Unit Record Date” shall mean the record date established by the Managing Member for a distribution of Net Operating Cash Flow pursuant to Section 5.2.

“Common Units” shall mean all Units other than Preferred Units.

“Company” shall have the meaning set forth in the preliminary recitals hereto.

“Consent of the Holders of Common Units” shall mean the written consent of the holders of a Majority-In-Interest of the Common Units, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by the holders of a Majority-In-Interest of the Common Units, unless otherwise expressly provided herein, in their sole and absolute discretion.

“Control” shall have the meaning provided in the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Current Per Share Market Price” shall mean, as of any date, the average of the Closing Price for the twenty consecutive Trading Days ending on such date.

“DAI” shall mean DA Retail Investments, LLC, a Delaware limited liability company.

“DAI Contribution Obligation” shall mean the obligation of DAI to make a Capital Contribution pursuant to Section 7.8 hereof.

“Demand Notice” shall have the meaning set forth in Section 9.2.

“Depreciation” shall mean, with respect to any asset of the Company for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for Federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or Other entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exculpatory Liabilities” shall mean Company liabilities with respect to which both of the following conditions are met: (i) the creditor’s right to repayment is not limited to specified assets of the Company (i.e., the liability constitutes a recourse obligation of the Company), and (ii) no Member or related person bears the economic risk of loss for such liability (as determined pursuant to Section 1.752-2 of the Regulations, except that for this purpose the DAI Contribution Obligation shall be disregarded).

“Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“GGPI” shall mean General Growth Properties, Inc., a Delaware corporation.(1)

“Gross Asset Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for Federal income tax purposes, except as follows:

(1)  This will be “New GGP”, post-Effective Date.

(a)           the initial Gross Asset Value of (i) the assets contributed by each Member to the Company prior to the date hereof is the gross fair market value of such contributed assets as indicated in the books and records of the Company as of the date hereof, and (ii) any asset hereafter contributed by a Member (including the Managing Member), other than money, is the gross fair market value thereof as reasonably determined by the Managing Member using such reasonable method of valuation as the Managing Member may adopt;

(b)           if the Managing Member reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, as of the following times:

(i)            a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for Units; and

(ii)           the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for the redemption of Units;

(c)           the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, upon liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

(d)           the Gross Asset Values of Company assets distributed to any Member shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as reasonably determined by the Managing Member as of the date of distribution; and

(e)           the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (See Exhibit A); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the Managing Member reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company’s assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Company property shall require an adjustment to the Members’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see paragraph (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and paragraph (e) of said definition in all other cases.

“Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities” shall be determined upon liquidation of the Company and shall mean the excess of (i) the aggregate Gross Asset Value of all Company assets (not including the DAI Contribution Obligation or any similar capital contribution obligation or capital account restoration obligation of any other Member), except that for this purpose Code Section 7701(g) shall not be applied in determining the fair market value of an asset solely because it is subject to or available to satisfy one or more Exculpatory Liabilities, over (ii) the aggregate amount of all Nonrecourse Liabilities other than Exculpatory Liabilities.

“Immediate Family” shall mean, with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Liquidating Trustee” shall mean such individual or Entity as is selected as the Liquidating Trustee hereunder by the Managing Member, which individual or Entity may include the Managing Member or an Affiliate of the Managing Member, provided such Liquidating Trustee agrees in writing to be bound by the terms of this Agreement. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Company and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Company.

“Majority-In-Interest of the Common Units” shall mean holders of more than fifty percent (50%) of then issued and outstanding Common Units.

“Management Agreement” shall mean a property management agreement with respect to the property management of certain Properties entered into (a) with respect to any Property in which the Company directly holds or acquires ownership of a fee or leasehold interest, between the Company, as owner, and the Property Manager, or such other property manager as the Managing Member shall engage, as manager, and (b) with respect to all Properties other than those described in (a) above, between each Property Partnership, as owner, and the Property Manager, or such other property manager as the Managing Member shall engage, as such agreement may be amended, modified or supplemented from time to time.

“Managing Member” shall mean GGP Limited Partnership, a Delaware limited partnership, its duly admitted successors and assigns and any other Person who is a Managing Member of the Company at the time of reference thereto.  The Managing Member may not be removed as Managing Member for any reason.

“Members” shall mean the Persons listed under the caption “Members” on Schedule A hereto, their permitted successors or assigns or any Person who, at the time of reference thereto,

is a member of the Company, including the holders of Common Units and Preferred Units on the date thereof.

“Minimum Gain Attributable to Partner Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).

“Net Financing Proceeds” shall mean the cash proceeds received by the Company in connection with any borrowing or refinancing of borrowing by or on behalf of the Company or by or on behalf of any Property Partnership (whether or not secured), after deduction of all costs and expenses incurred by the Company or the Property Partnership in connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Company or Property Partnerships, or any interest or premium thereon.

“Net Income or Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Company’s net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Company; (b) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Company (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Company and by treating deductions for any losses incurred in connection with the sale or exchange of Company property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Company asset which requires that the Capital Accounts of the Company be adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Exhibit A.

“Net Operating Cash Flow” shall mean, with respect to any fiscal period of the Company, the excess, if any, of “Receipts” over “Expenditures.” For purposes hereof, the term “Receipts” means the sum of all cash receipts of the Company from all sources for such period, including Net Sale Proceeds and Net Financing Proceeds but excluding Capital Contributions, and any amounts held as reserves as of the last day of such period which the Managing Member reasonably deems to be in excess of necessary reserves as determined below. The term “Expenditures” means the sum of (a) all cash expenses or expenditures of the Company for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Company, or amounts due on such indebtedness during such period (in the case of clauses (a) and (b), excluding expenses or expenditures paid from previously established reserves or deducted in computing Net Financing Proceeds or Net Sales Proceeds), and (c) such additional cash reserves as of the last day of such period as the Managing Member deems necessary for any capital or operating expenditure permitted hereunder.

“Net Sale Proceeds” means the cash proceeds received by the Company in connection with a sale of any asset by or on behalf of the Company or by or on behalf of a Property Partnership after deduction of any costs or expenses incurred by the Company or a Property Partnership, or payable specifically out of the proceeds of such sale (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or which the Managing Member elects to repay out of the proceeds of such sale, together with accrued interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person in connection with a sale, including to a Member or its Affiliates).

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Original Agreement” shall have the meaning set forth in the preliminary recitals hereto.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Person” or “person” shall mean any individual or Entity.

“Preferred Units” shall mean the Series C Preferred Units and any other series of preferred units of membership interest in the Company that are established and issued from time to time in accordance with the terms hereof.

“Prime Rate” shall mean the prime rate announced from time to time by Wells Fargo Bank, N.A. or any successor thereof.

“Property” shall mean a Shopping Center Project in which the Company or any Property Partnership, directly or indirectly, acquires ownership of a fee or leasehold interest.

“Property Manager” shall mean General Growth Management, Inc., a Delaware corporation, or its successors or assigns.

“Property Partnership” shall mean and include any partnership, limited liability company or other Entity in which the Company directly or indirectly is or becomes a partner, member or other equity participant and which has been or is formed for the purpose of directly or indirectly acquiring, developing or owning a Property or a proposed Property.

“Property Partnership Interests” shall mean and include the interest of the Company or any other Entity as a partner, member or other equity participant in any Property Partnership.

“Qualified Entity” shall mean a partnership, limited liability company or other Entity that is organized under the laws of any state and that is not taxable as a corporation for U.S. federal income tax purposes.

“Qualified Individual” shall have the meaning set forth in Section 9.2.

“Recourse Liabilities” shall mean Company liabilities with respect to which a Member or related person bears the economic risk of loss (as determined pursuant to Section 1.752-2 of the Regulations, except that for this purpose the DAI Contribution Obligation shall be disregarded).

“Regulations” shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning set forth in Exhibit A.

“REIT” shall mean a real estate investment trust as defined in Section 856 of the Code.

“REIT Expenses” shall mean (i) costs and expenses relating to the formation and continuity of existence of GGPI and its subsidiaries (which subsidiaries shall, for purposes of this definition, be included within the definition of GGPI), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director or trustee of GGPI or such subsidiaries, (ii) costs and expenses relating to any offer or registration of securities by GGPI and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (iii) costs and expenses associated with the preparation and filing of any periodic reports by GGPI under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by GGPI with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of GGPI incurred in the ordinary course of its business.

“REIT Requirements” shall have the meaning set forth in Section 5.2.

“REIT Subsidiaires” shall mean [SubREIT 1], a Delaware corporation, [SubREIT 2], a Delaware corporation, and [Existing GGP], a Delaware corporation.

“Requesting Party” shall have the meaning set forth in Section 9.2.

“Responding Party” shall have the meaning set forth in Section 9.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 704(c) Tax Items” shall have the meaning set forth in Exhibit A.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series C Preferred Units” shall have the meaning set forth in Section 4.3.

“Shopping Center Project” shall mean any shopping center, including construction and improvement activities undertaken with respect thereto and off-site improvements, on-site improvements, structures, buildings and/or related parking and other facilities.

“Subsidiaries” shall mean all Entities in which the Company has a direct or indirect interest and that would be consolidated with the Company for financial accounting purposes under GAAP.

“Substituted Member” shall have the meaning set forth in Section 8.2.

“Tax Items” shall have the meaning set forth in Exhibit A.

“Trading Day” shall mean a day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, shall mean any Business Day.

“Unit(s)” shall mean a unit of a Member’s limited liability company interest as a Member of the Company entitling the holder to an equal share, with every other holder of a Unit, in the allocations and distributions of the Company pursuant to Article VIII, and the rights of management, consent, approval or participation, if any, granted to holders of Units as provided in this Agreement.  Notwithstanding anything to the contrary, to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code, the Company will not issue nonvoting equity interests; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.  Such interests shall be deemed “securities” under Article 8 of the Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code as in effect from time to time within the State.  The number and designation of all Units held by each Member as of [                      ], 2010 is set forth opposite such Member’s name on Schedule A

1.2          Exhibits, Etc.  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by reference.

1.3          Pronouns and Headings.  As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.  Any references in this Agreement to “including” shall be deemed to mean “including without limitation”.

ARTICLE II

Continuation

2.1          Continuation.  The Company was formed as a limited liability company under the Act on May 17, 2000 by the filing of the Certificate with the Delaware Secretary of State on such date.  The Members agree that the rights and liabilities of the Members shall be as provided in this Agreement (which amends and restates and supersedes the Original Agreement in its entirety) and, to the extent not provided herein, in the Act.  The Managing Member shall cause such notices, instruments, documents, or certificates as may be required by applicable law or which may be necessary to enable the Company to conduct its business and to own its properties in the Company name to be filed or recorded in all appropriate public offices.

2.2          Name.  The business of the Company shall be conducted under the name of “GGPLP L.L.C.” or such other name as the Managing Member may select, and all transactions of the Company, to the extent permitted by applicable law, shall be carried on and completed in such name.

2.3          Character of the Business.  The purpose of the Company shall be to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to exercise all of the powers of a partner, member or other equity participant in Property Partnerships; to acquire, own, deal with and dispose of Property Partnership Interests; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Company, and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes.  The Company shall have all powers necessary or desirable to accomplish the purposes enumerated.  In connection with and without limiting the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Company, the Company shall have full power and authority, directly or through its interests in Property Partnerships, to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire and construct additional Properties.

2.4          Location of the Principal Place of Business.  The location of the principal place of business of the Company shall be at 110 North Wacker Drive, Chicago, Illinois 60606, or at such other location as shall be selected by the Managing Member from time to time in its sole discretion.

2.5          Registered Agent and Registered Office.  The Company shall maintain a registered agent and registered office as is required by the Act.

ARTICLE III

Term

3.1          Commencement.  The Company heretofore commenced business as a limited liability company.

3.2          Dissolution.  The Company shall continue until dissolved upon the occurrence of the earliest of the following events:

(a)           The dissolution, termination or retirement of the Managing Member unless the Company is continued as provided in Section 8.1;

(b)           The sale or other disposition of all or substantially all the assets of the Company unless the Managing Member elects to continue the Company business for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for the assets of the Company (which activities shall be deemed to be part of the winding up of the affairs of the Company); or

(c)           Dissolution required by operation of law.

The bankruptcy (as defined in Section 18-101(1) and 18-304 of the Act) of the Managing Member shall not cause the Managing Member to cease to be a member and Managing Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

ARTICLE IV

Classes of Units

4.1          Common Units.  The Company has issued to the Members the number of common units of membership interest in the Company (the “Common Units”) set forth opposite their names on Schedule A, and, in exchange therefor, such Members have contributed to the Company as their Capital Contributions the cash and other property set forth in the books and records of the Company.  The Common Units have such rights as are described herein.  The Managing Member may, without the consent of the other Members, issue additional Common Units to itself and others from time to time for such consideration as it deems is appropriate.  The Managing Member shall be authorized to amend this Agreement to reflect the issuance of Common Units in accordance with this Section 4.1 without the joinder of any other Member.

4.2          Preferred Units.  The Managing Member shall have the right, without the consent of the other Members (except as otherwise provided herein), to establish and issue from time to time series of preferred units of membership interest in the Company (“Preferred Units”) and to establish from time to time the number of Preferred Units to be included in each such series, to fix the designation, powers, preferences and rights of the Preferred Units of each such series and the qualifications, limitations and restrictions thereof and to determine the consideration to be paid from time to time for the Preferred Units in each such series.  Except as otherwise provided herein, Preferred Units that are cancelled or redeemed or purchased by the

Company may, at the election of the Managing Member, either (a) be reissued by the Company or (b) be cancelled.  The Managing Member shall be authorized to amend this Agreement to effect the provisions of this Section 4.2 without the joinder of any other Member (except as otherwise provided herein).

4.3          Establishment of Series C Preferred Units.  A series of Preferred Units designated as the “8.25% Series C Cumulative Preferred Units” (the “Series C Preferred Units”) was previously established and shall have such rights, preferences, limitations and qualifications as are described on Schedule B, attached hereto and by this reference made a part hereof (in addition to the rights, preferences, limitations and qualifications contained elsewhere in this Agreement, to the extent applicable). The maximum number of Series C Preferred Units which may be issued by the Company from time to time shall be 20,000.

4.4          No Third Party Beneficiary.  No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

4.5          No Interest; No Return; No Withdrawal.  No Member shall be entitled to interest on its Capital Contribution or on its Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company. No Member may withdraw from the Company without the prior written consent of the Managing Member, other than as expressly provided in this Agreement.

4.6          No Other Capital Contributions.  No Member shall have any obligation to make any additional Capital Contribution to the Company.

ARTICLE V

Allocations and Other Tax and Accounting Matters

5.1          Allocations.  The Net Income, Net Loss and/or other Company items shall be allocated pursuant to the provisions of Exhibit A hereto.

5.2          Distributions.

(a)           Subject to the rights of holders of Preferred Units, the Managing Member shall, from time to time as determined by the Managing Member (but in any event not less frequently than quarterly), cause the Company to distribute all or a portion of Net Operating Cash Flow to the holders of the Common Units who are such on the relevant Common Unit Record Date in such amounts as the Managing Member shall determine; provided, however, that all such distributions shall be made pro rata in accordance with the number of Common Units then owned by the Members; and provided further, that notwithstanding the foregoing, the Managing Member shall use its best efforts to cause the Company to distribute sufficient amounts to enable GGPI and the REIT Subsidiaries to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (“REIT Requirements”), and (b) avoid any federal income or excise tax liability of GGPI and the REIT Subsidiaries.

(b)           The Company shall pay distributions in respect of each series of Preferred Units as provided in Section 4.3 hereof, Schedule B and/or any amendment hereto relating to such series of Preferred Units.

5.3          Books of Account.  At all times during the continuance of the Company, the Managing Member shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company’s business, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Company shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Company, and each Member shall at all reasonable times have access to such books and records and the right to inspect the same.

5.4          Reports.  The Managing Member shall cause to be submitted to the other Members, promptly following the end of the last calendar year, copies of Financial Statements prepared on a consolidated basis for the Company and the Property Partnerships. The Company shall also cause to be prepared such reports and/or information as are necessary for GGPI and the REIT Subsidiaries to determine their qualification as a REIT and their compliance with the REIT Requirements.

5.5          Tax Elections and Returns.

(a)           All elections required or permitted to be made by the Company under any applicable tax law shall be made by the Managing Member in its sole discretion, including without limitation an election on behalf of the Company pursuant to Section 754 of the Code to adjust the basis of the Company property in the case of transfers of Units, and the Managing Member shall not be required to make any such election.

(b)           The Managing Member shall cause the Accountants to prepare and file all state and federal tax returns on a timely basis.

5.6          Tax Matters Member.  The Managing Member is hereby designated as the Tax Matters Member of the Company, which has the meaning of “Tax Matters Partner” as specified in Section 6231(a)(7) of the Code; provided, however, in exercising its authority as Tax Matters Member it shall be limited by the provisions of this Agreement affecting tax aspects of the Company;

5.7          Withholding.  Each Member hereby authorizes the Company to withhold or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including without limitation any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be due within fifteen (15) days after repayment is demanded of such Member and shall be repaid through withholding of subsequent distributions to such Member. Any amounts payable by a Member hereunder shall bear interest at the lesser of (a) the Prime Rate and (b) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Company, such credit shall be allocated to the Member to whose distribution the tax is attributable.

ARTICLE VI

Rights, Duties and Restrictions of the Managing Member

6.1          Expenditures by Company.  The Managing Member is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Company. All of the aforesaid expenditures shall be made on behalf of the Company, and the Managing Member shall be entitled to reimbursement by the Company for any expenditures incurred by it on behalf of the Company which shall be made other than out of the funds of the Company. The Company also shall assume, and pay when due, all Administrative Expenses.

6.2          Powers and Duties of Managing Member.  The Managing Member shall be responsible for the management of the Company’s business and affairs. Except as otherwise herein expressly provided, the Managing Member shall have, and is hereby granted, full, complete and exclusive power, authority and discretion under all circumstances to manage the business of the Company and to take all actions for and on behalf of the Company and in its name as the Managing Member shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Company was organized. Except as otherwise expressly provided herein and without limiting the foregoing, the Managing Member shall have the right, power and authority:

(a)           To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Company;

(b)           To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the mariner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate, interests therein or parts thereof; to improve, develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease, to sell on any terms; to convey, to mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add. to or take from buildings on said premises; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes, and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;

(c)           To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the Managing Member for the operation and management of the Company business, including but not limited to, the engagement of the Property Manager pursuant to the Management Agreements and the employment or engagement of other contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(d)           To enter into contracts on behalf of the Company;

(e)           To borrow money, procure loans and advances from any Person for Company purposes, and to apply for and secure, from any Person, credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

(f)            To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Company property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(g)           To acquire and enter into any contract of insurance which the Managing Member deems necessary or appropriate for the protection of the Company, for the conservation of the Company’s assets or for any purpose convenient or beneficial to the Company;

(h)           To conduct any and all banking transactions on behalf of the Company; to adjust and settle checking, savings, and other accounts with such institutions as the Managing Member shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into, or from any account in the Company’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(i)            To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Company may be entitled or which are or may become due the Company from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Company is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Company and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j)            To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the Managing Member to cause any approved loans to be closed;

(k)           To take all reasonable measures necessary to insure compliance by the Company with applicable arrangements, and other contractual obligations and arrangements entered into by the Company from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Company is in compliance with its contractual obligations;

(l)            To maintain the Company’s books and records;

(m)          To prepare and deliver, or cause to be prepared and delivered by the Company’s Accountants, all financial and other reports with respect to the operations of the Company, and preparation and filing of all Federal and state tax returns and reports; and

(n)           Any and all other actions that the Managing Member, in its sole and absolute discretion, may deem necessary or appropriate in furtherance of the business of the Company.

The Managing Member shall not have any obligations hereunder except to the extent that Company funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Managing Member, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Company. Subject to the terms of Section 4.3 and the terms of any other Preferred Units, the merger or consolidation of the Company with or into another Entity shall be authorized by the Consent of the Holders of Common Units.

6.3          Proscriptions.  The Managing Member shall not have the authority to:

(a)           Do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company (other than a sale of all or substantially all of the Company assets or the dissolution of the Company, each of which is within the power and authority of the Managing Member and do not require the consent of the Members;

(b)           Possess any Company property or assign rights in specific Company property for other than Company purposes; or

(c)           Do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person or firm doing business with the Company to inquire as to whether or not the Managing Member has properly exercised its authority in executing any contract, lease, mortgage, deed or other instrument or document on behalf of the Company, and any such third Person shall be fully protected in relying upon such authority.

6.4          Title Holder.  To the extent allowable under applicable law, title to all or any part of the properties of the Company may be held in the name of the Company or any other individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Company, Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the Managing Member.

6.5          Compensation of the Managing Member.  The Managing Member shall not be entitled to any compensation for services rendered to the Company solely in its capacity as Managing Member except with respect to reimbursement for those costs and expenses constituting Administrative Expenses.

6.6          Waiver and Indemnification.

(a)           Neither the Managing Member nor any Person acting on its behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any acts or omissions performed or omitted to be performed by them (whether on, prior to or after the date hereof) within the scope of the authority conferred upon the Managing Member by this Agreement and the Act; provided that (i) the Managing Member’s or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Company and (ii) the Managing Member or such other Person shall not be guilty of fraud, willful misconduct or gross negligence. The Company shall, and hereby does, indemnify and hold harmless the Managing Member and its Affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed or omitted to be performed by them (whether on, prior to or after the date hereof) in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Member shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Company.

(b)           Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Company, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights of the indemnitee hereunder shall survive the dissolution of the Company. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets of the Company and no Member shall be liable therefor.

(c)           The provisions of this Section 6.6 also shall apply to the Liquidating Trustee and the Tax Matters Member.

6.7          Operation in Accordance with REIT Requirements.  The Members acknowledge and agree that the Company shall be operated in a manner that will enable GGPI and the REIT Subsidiaries to (a) satisfy the REIT Requirements and (b) avoid the imposition of any federal income or excise tax liability. The Company shall avoid taking any action, or permitting any Property Partnership to take any action, which would result in GGPI and the REIT Subsidiaries ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on GGPI and the REIT Subsidiaries.

6.8          Duties and Conflicts.  The Managing Member only shall be required to devote such time to the management of the business of the Company as it deems necessary to promote the interests of the Company. Each Member recognizes that the other Members (including the Managing Member) and their Affiliates have or may hereafter have other business interests, activities and investments, some of which may be in conflict or competition with the business or properties of the Company, and that such Persons are entitled to carry on such other business interests, activities and investments. The Members (including the Managing Member) and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to any Member. Neither the Company nor any Member shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Without limiting the foregoing, each Member recognizes that (a) the Managing Member and/or its Affiliates (other than the Company and its Subsidiaries) own, independently and/or with others, direct and/or indirect interests in Shopping Center Projects in which the Company and its Subsidiaries have no interest and which may be in conflict or competition with the business or properties of the Company and its Subsidiaries, (b) the Managing Member intends to continue to conduct and expand such business and activities and (c) the Managing Member and its Affiliates (other than the Company and its Subsidiaries) are entitled to carry on such other business and activities and own such properties without any obligation to offer any interest in such business, activities or properties to the Company or to any Member.

ARTICLE VII

Dissolution, Liquidation and Winding-Up

7.1          Accounting.  In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting (which shall be certified) shall be made of the Capital Account of each Member and of the Net Profits or Net Losses of the Company from the date of the last previous accounting to the date of dissolution. Financial statements presenting such accounting shall include a report of a certified public accountant selected by the Liquidating Trustee.

7.2          Distribution on Dissolution.  In the event of the dissolution and liquidation of the Company for any reason, the assets of the Company shall be liquidated for distribution in the following rank and order:

(a)           Payment of creditors of the Company (other than Members) in the order of priority as provided by law;

(b)           Establishment of reserves as provided by the Managing Member to provide for contingent liabilities, if any;

(c)           Payment of debts of the Company to Members, if any, in the order of priority provided by law; and

(d)           Payment to holders of Units in accordance with their Capital Accounts.

Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Company, the amount determined to be excess shall be distributed to the Members in accordance with the above provisions.

7.3          Timing Requirements.  In the event that the Company is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the

Members pursuant to Section 7.2(d) hereof shall be made no later than the later to occur of (i) the last day of the taxable year of the Company in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.

7.4          Sale of Company Assets.  In the event of the liquidation of the Company in accordance with the terms of this Agreement, the Liquidating Trustee may sell Company or Property Partnership property if the Liquidating Trustee has in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any such sale; provided, however, all sales, leases, encumbrances or transfers of Company assets shall be made by the Liquidating Trustee solely on an “arm’s-length” basis, at the best price and on the best terms and conditions as the Liquidating Trustee in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Members. The liquidation of the Company shall not be deemed finally terminated until the Company shall have received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Company in connection with the sale of Company assets and all obligations of the Company have been satisfied. The Liquidating Trustee shall continue to act to enforce all of the rights of the Company pursuant to any such obligations until paid in full.

7.5          Distributions in Kind.  In the event that it becomes necessary to make a distribution of Company property in kind, the Managing Member may transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 7.2 hereof.

7.6          Documentation of Liquidation.  Upon the completion of the dissolution and liquidation of the Company, the Company shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Company.

7.7          Negative Capital Accounts.  No Member shall be liable to the Company or to any other Member for any deficit or negative balance which may exist in its Capital Account.

7.8          DAI Contribution Obligation.  Notwithstanding any other provision of this Agreement (including Schedule B to this Agreement):

(a)           Upon liquidation of the Company, in the event that the Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities is less than One Hundred Million Dollars ($100,000,000), DAI shall make a Capital Contribution to the Company of cash in immediately available funds equal to the least of (i) One Hundred Million Dollars ($100,000,000), (ii) the amount by which One Hundred Million Dollars ($100,000,000) exceeds the Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities and (iii) the aggregate amount of Recourse Liabilities and Exculpatory Liabilities outstanding immediately prior to the liquidation of the Company. Such amount shall be used to pay Recourse Liabilities and/or Exculpatory Liabilities or

shall be distributed to Members other than DAI in accordance with their positive Capital Account balances.

(b)           DAI shall make any Capital Contribution required to be made by it pursuant to this Section 7.8 no later than the later to occur of (i) the last day of the taxable year of the Company in which such liquidation occurs or (ii) 90 days after the date of such liquidation.

(c)           Any Capital Contribution made by DAI pursuant to this Section 7.8 and the associated Capital Account credit shall be taken into account in allocating Net Income and Net Loss and other items of income, gain, loss and deduction for the taxable year of liquidation.

(d)           DAI shall not be subrogated to the rights of any creditor or other person receiving the proceeds of the Capital Contribution made by DAI pursuant to this Section 7.8 against the Managing Member, the Company, another Member or any person. DAI hereby waives any right to reimbursement, contribution or similar right to which DAI might otherwise be entitled as a result of the performance of its obligations under this Section 7.8.

(e)           Section 4.4 and Section 4.6 hereof shall not apply with respect to DAI’s obligations pursuant to this Section 7.8.

(f)            The parties intend that DAI shall bear the economic risk of loss within the meaning of Section 1.752-2(a) of the Regulations with respect to an amount of Exculpatory Liabilities and/or Recourse Liabilities equal to the lesser of One Hundred Million Dollars ($100,000,000) and the aggregate amount of Recourse Liabilities and Exculpatory Liabilities, and this Section 7.8 and other relevant provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.

(g)           Notwithstanding any other provision of this Agreement, at any time on or after June 1, 2005, DAI may terminate the DAI Contribution Obligation by providing twelve (12) months’ prior written notice to the Company, provided however that the DAI Contribution Obligation shall not terminate if during the twelve (12) month period following such notice there has been:

(i)            An entry of a decree or order for relief in respect of the Company by a court having jurisdiction over a substantial part of the Company’s assets, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of the Company’s affairs, in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

(ii)           The commencement against the Company of an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

(iii)          The commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of Company generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing;

provided that, after the passage of such 12 months, DAI shall cease to be liable for the DAI Contribution Obligation, at the first time, if any, that the appointment, case or proceeding referred to in Section 7.8(g)(i) through (iii) above has terminated.

(h)           As a result of the transfer of all or a portion of the Series C Preferred Units to a Permitted DAI Transferee (as defined in Schedule B) pursuant to Section 7 of Schedule B, the transferor shall continue to be obligated for the entire amount of the DAI Contribution Obligation except to the extent that such Permitted DAI Transferee agrees to assume all or a portion of such transferor’s obligation under the DAI Contribution Obligation. In the event of such a transfer to and assumption by the Permitted DAI Transferee, (1) the transferor and the Permitted DAI Transferee assuming the obligation under the DAI Contribution Obligation shall notify the Company that the Permitted DAI Transferee has assumed all or a portion of the DAI Contribution Obligation in connection with such transfer, and (2) this Agreement shall be amended to reflect such Permitted DAI Transferee’s assumption of all or a portion of the DAI Contribution Obligation. Except to the extent that the Permitted DAI Transferee assumes all or a portion of the obligation under the DAI Contribution Obligation in accordance with this Section 7.8(h), the transferor shall not be relieved of such obligation and shall continue to be obligated under the DAI Contribution Obligation notwithstanding the transfer and to the same extent as if the transfer had not occurred. Following the transfer of Series C Preferred Units to GGPI or the Managing Member pursuant to Section 6 of Schedule B, the transferor shall continue to be obligated for the entire amount of the DAI Contribution Obligation in accordance with its terms and neither GGPI nor the Managing Member shall have any liability therefor.

ARTICLE VIII

Transfer of Units

8.1          Managing Member Transfer.  The Managing Member shall not withdraw from the Company and shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Units without the Consent of the Holders of Common Units (except that the Managing Member may sell, assign or transfer its interest to an Affiliate without the consent of the Members). Upon any transfer of Units in accordance with the provisions of this Section 8.1, the transferee Managing Member shall become vested with the powers and rights of the transferor Managing Member, and shall be liable for all obligations and responsible for all duties of the Managing Member, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Units so acquired. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Managing Member under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Managing Member are assumed by a successor corporation by operation of law) shall relieve the transferor Managing Member of its obligations under this Agreement without the Consent of the Holders of the Common Units, in their reasonable discretion.  In the event the Managing Member withdraws from the Company, in violation of this Agreement or otherwise, or dissolves or terminates, a Majority in Interest of the Common Units may elect to continue the Company business by selecting a substitute Managing Member.

8.2          Transfers in Other Members.  Except as otherwise provided herein, no Member (other than the Managing Member) shall have the right to transfer all or a portion of its Units to any Person without the written consent of the Managing Member, which consent may be given or withheld in the sole discretion of the Managing Member. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member, which may be given or withheld in its sole discretion. Upon such transfer, the transferee shall be admitted as a substituted member of the Company (the “Substituted Member”) and shall succeed to all of the rights of the transferor Member under this Agreement in the place and stead of such transferor Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than to receive such portion of the distributions made by the Company as are allocable to the Units transferred.

8.3          Restrictions on Transfer.  In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of Units by any Member be made (a) to any Person who lacks the legal right, power or capacity to own Units; (b) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a Lien against a Property or any part thereof, or other instrument, document or agreement to which the Company or any Property Partnership is a party or otherwise bound; (c) in violation of applicable law; (d) unless such assignment or transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended, or is exempt from registration thereunder; (e) of any component portion of a Unit, such as the Capital Account, or rights to Net Operating Cash Flow, separate and apart from all other components of such Unit, (f) in the event such transfer would cause GGPI and the REIT Subsidiaries to cease to comply with the REIT Requirements, (g) if such transfer would cause a termination of the Company for federal income tax purposes, (h) if such transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for Federal income tax purposes, cause the Company to fail to satisfy the safe harbor requirements of Section 1.7704-1(j) of the Regulations during 2002 or cause the Company to have more than 100 partners within the meaning of Reg. §1.7704-1(h), or (i) if such transfer would, in the opinion of counsel to the Company, cause any assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.

8.4          Bankruptcy of a Member.  The Bankruptcy of any Member (other than the Managing Member) shall not cause a dissolution of the Company, but the rights of such Member to share in the Net Profits or Net Losses of the Company and to receive distributions of Company funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. However, in no event shall such assignee(s) become a Substituted Member without the written consent of the Managing Member.

ARTICLE IX

Arbitration of Disputes

9.1          Arbitration.  Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the parties hereto (including, without limitation, any claims, disputes and controversies between the Company and any one or more of the Members and any claims, disputes and controversies between any one or more Members) arising out of or in connection with this Agreement or the Company shall be resolved by binding arbitration in Chicago, Illinois, in accordance with this Article IX and, to the extent not inconsistent herewith, the Expedited Procedures and Commercial Arbitration Rules of the American Arbitration Association,

9.2          Procedures.  Any arbitration called for by this Article IX shall be conducted in accordance with the following procedures:

(a)           The Company or any Member (the “Requesting Party”) may demand arbitration pursuant to Section 9.1 at any time by giving written notice of such demand (the “Demand Notice”) to all other Members and (if the Requesting Party is not the Company) to the Company which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(b)           Within fifteen (15) days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other Members and/or the Company against whom the claim has been made or with respect to which a dispute has arisen (collectively, the “Responding Party”), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use their best efforts to select a lawyer or retired judge having no affiliation with any of the parties as their respective Qualified Individual. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall jointly select a lawyer or retired judge having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the second fifteen (15) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a lawyer or retired judge having no affiliation with any of the parties as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this subsection (b) shall constitute the arbitration panel for the arbitration in question.

(c)                                  The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to subsection (b) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

(d)                                 The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys’ fees and costs of any party or parties and/or the costs of such arbitration be paid by any other party or parties. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

9.3                               Binding Character.  Any decision rendered by the arbitration panel pursuant to this Article IX shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.

9.4                               Exclusivity.  Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 9.1, and the Company and its Members stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this Article IX shall survive the dissolution of the Company. Notwithstanding the foregoing, the parties may seek injunctive relief or similar relief from a court of competent jurisdiction in New York, New York before an arbitration panel has been appointed.

9.5                               No Alteration of Agreement.  Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

ARTICLE X

General Provisions

10.1                        Notices.  Except as otherwise provided herein, all notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, delivered by nationally recognized overnight courier, telecopied or sent by registered or certified United States mail, postage prepaid and properly addressed, and shall be deemed to have been given when delivered in person or by nationally recognized courier or registered or certified U.S. mail or upon receipt of telecopy by the appropriate party. For purposes of this Section 10.1, the addresses of the parties hereto shall be as set forth opposite their names on the signature pages thereto. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

10.2                        Successors.  This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Members, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

10.3                        Effect and Interpretation.  This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware (without regard to its conflicts of law principles, which might result in the application of the laws of any other jurisdiction).

10.4                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same document and all signatures need not appear on the same page.

10.5                        Members Not Agents.  Nothing contained herein shall be construed to constitute any Member the agent of another Member, except as specifically provided herein, or in any manner to limit the Members in the carrying on of their own respective businesses or activities.

10.6                        Entire Understanding; Etc.  This Agreement constitutes the entire agreement and understanding among the Members and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within (including without limitation the Original Agreement).

10.7                        Amendments.  Except as otherwise provided herein (including the provisions of Section 4.3), this Agreement may not be amended, and no provision may be waived, except by a written instrument signed by the holders of a Majority in Interest of the Common Units.

10.8                        Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

10.9                        Trust Provision.  This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity. Nothing herein contained shall create any liability on, or require the performance of any covenant by, any such trustee individually, nor shall anything contained herein subject the individual personal property of any trustee to any liability.

10.10                 Issuance of Certificates Representing Units.  The Managing Member may, in its sole discretion, issue certificates representing all or a portion of the Units of one or more Members and, in such event, the Managing Member shall establish such rules and regulations relating to issuances and reissuances of certificates upon transfer of Units, the division of Units among multiple certificates and the loss, theft, destruction or mutilation of certificates as the Managing Member reasonably deems appropriate.

10.11                 Specific Performance.  The parties agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity or other tribunal with jurisdiction by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement or otherwise.

10.12                 Power of Attorney.  Each Member hereby irrevocably constitutes and appoints the Managing Member his or its true and lawful attorney-in-fact, in his or its name, place and stead with full power of substitution, to consent to, make, execute, sign, acknowledge, swear to, record and file, on behalf of such Member and/or on behalf of the Company, the following:

(a)                                 this Agreement, any certificate of foreign limited liability company, any certificate of doing business under an assumed name, and any other certificates or instruments which may be required to be filed by the Company or such Member under the laws of the State of Delaware or any other jurisdiction the laws of which may be applicable;

(b)                                 a certificate of cancellation of the Certificate of Formation of the Company and such other instruments or documents as may be deemed necessary or desirable by said attorneys upon the termination of the Company;

(c)                                  any and all amendments or restatements of the documents described in subsections (a) and (b) above, provided such amendments are either required by law, are necessary to correct statements herein or therein, or are consistent with this Agreement (including without limitation any amendments referred to in Sections 4.1 and 4.2); and

(d)                                 any and all such other documents as may be deemed necessary or desirable by said attorney to carry out fully the provisions of this Agreement and as are consistent with the terms hereof.

The foregoing grant of authority: (i) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of each member and (ii) shall survive the delivery of an assignment by a Member of the whole or any portion of his or its Units.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, and GGPI has executed this Agreement solely for the purpose of binding itself under Section 6 of Schedule B, as of the date and year first above written.

MANAGING MEMBER:

GGP LIMITED PARTNERSHIP, a Delaware limited partnership

By: [General Growth Properties, Inc.,] a Delaware corporation, its general partner

By:
Name:
Title:

110 North Wacker Drive
Chicago, Illinois 60606
Attention:

GGPI:

GENERAL GROWTH PROPERTIES, INC., a Delaware corporation

By:
Name:
Title:

110 North Wacker Drive
Chicago, Illinois 60606
Attention:

[Signature Page to Third Amended and Restated Operating Agreement]

SCHEDULE A

TO THE
THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF
GGPLP L.L.C.

Member	Common Units		Preferred Units

GGP Limited Partnership	[	](1)	0

DA Retail Investments, LLC	0		20,000 Series C Preferred Units(2)

Total	[	]

(1)  Represents 100% of all Common Units

(2)  Represents 100% of all Series C Preferred Units

SCHEDULE B
TO THE
THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF
GGPLP L.L.C.

Designation, Preferences and Rights of Series C Preferred Units

1.                                    Designation and Number; Etc.  The Series C Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Agreement to the extent applicable).  The authorized number of Series C Preferred Units shall be 20,000.  Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule B and any other provision of the Agreement, the provisions of this Schedule B shall control.  Series C Preferred Units shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

2.                                    Rank of the Series C Preferred Units.  The Series C Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank as follows:

(a)                                 senior to all classes or series of Common Units and all series of Preferred Units that are not referred to in Section 2(b) or (c) of this Schedule B (the Common Units and the Preferred Units ranking junior to the Series C Preferred Units with respect to distribution rights and rights upon liquidation, dissolution and winding up, collectively, “Series C Junior Units”);

(b)                                 on parity with each other series of Preferred Units that is hereafter created and that provides by its express terms that it ranks on parity with the Series C Preferred Units as to distribution rights and rights upon liquidation, dissolution and winding-up of the Company (the “Series C Parity Units”); and

(c)                                  junior to any class or series of Preferred Units that is hereafter established, that provides by its express terms that it ranks senior to the Series C Preferred Units and that is approved in accordance with the provisions of Section 3 of this Schedule B.

3.                                    Voting.  The Company shall not, without the affirmative vote or consent of the holders of at least fifty-one percent (51%) of the Series C Preferred Units outstanding at such time, (a) reclassify any Common Units into Preferred Units ranking senior to or on parity with the Series C Preferred Units with respect to the payment of distributions or distribution of assets upon liquidation, dissolution or winding-up of the Company, (b) issue additional Series C Preferred Units or (c) amend, alter or repeal this Section 3 or any other provisions of this Schedule B or the Agreement, whether by merger, consolidation or otherwise (a “Series C Event”), so as to negate the provisions of clause (a) or (b) of this paragraph or materially and adversely affect any special right, preference, privilege or voting power of the holders of the Series C Preferred Units.  Notwithstanding anything to the contrary contained herein, each of the following shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting power and shall not require the vote or consent of the holders of the Series C

Preferred Units:  (A) the occurrence of any of the Series C Events set forth in clause (c) of this paragraph so long as Series C Preferred Units remain outstanding with the terms thereof materially unchanged (taking into account that, upon the occurrence of such Series C Event, the Company may not be the surviving entity) and the surviving entity is a Qualified Entity, (B) the authorization or creation of, or the increase in the authorized or issued amount of, the Common Units or any other series of Preferred Units, whether ranking senior or junior to or on parity with the Series C Preferred Units (and any amendments to the Agreement to effect such increase, creation or issuance), provided that no such action alters the parity of the Series C Preferred Units with each other series of Preferred Units that is hereafter created and that provides by its express terms that it ranks on parity with the Series C Preferred Units, and (C) the liquidation, dissolution and winding-up of the Company.

For purposes of the provisions of this Section 3, each Series C Preferred Unit shall have one (1) vote.

Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Units shall have been exchanged or redeemed.

Except as provided herein, the holders of Series C Preferred Units shall have no voting or consent rights or other rights to participate in the management of the Company or to receive notices of meetings.

4.                                    Distributions.

(a)                                 Payment of Distributions.  Each holder of Series C Preferred Units will be entitled to receive, when, as and if declared by the Managing Member, out of Net Operating Cash Flow and subject to the right to payment of the holders of Preferred Units ranking senior to or on parity with the Series C Preferred Units, cumulative preferential cash distributions per Series C Preferred Unit at the rate per annum of 8.25% of the $250 base liquidation preference thereof (or $5.15625 per quarter) (the “Series C Preferred Unit Distribution”).  Series C Preferred Unit Distributions with respect to any Series C Preferred Units shall be cumulative, shall accrue from the date of the issuance of such Series C Preferred Units and will be payable (i) quarterly when, as and if authorized and declared by the Managing Member, in arrears, on the 15th day of January, April, July and October of each year and (ii) in the event of an exchange or redemption of Series C Preferred Units, on the exchange or redemption date, as applicable (each a “Series C Preferred Unit Distribution Payment Date”), commencing on the first of such payment dates to occur following their original date of issuance.  The amount of distribution per Series C Preferred Unit accruing in each full quarterly distribution period shall be computed by dividing the annual distribution rate by four.  The amount of distributions payable for the initial distribution period or any other period shorter or longer than a full quarterly distribution period on the Series C Preferred Units will be computed on the basis of twelve 30-day months and a 360-day year and the actual number of days elapsed in such a thirty (30) day month.  If any Series C Preferred Unit Distribution Payment Date is not a Business Day, then payment of the Series C Preferred Unit Distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (without any deduction), in each case with the same force and effect as if made on such date.  Series C Preferred Unit Distributions will be made to the holders of Series C Preferred Units of record on the relevant record dates, which will be fifteen (15) days prior to the relevant Series C Preferred Unit Distribution Payment Date.

(b)                                 Distributions Cumulative.  Notwithstanding the foregoing, Series C Preferred Unit Distributions will accrue whether or not the terms and provisions of the Agreement or any other agreement of the Company at any time prohibit the current payment of distributions, whether or not the Company has revenues, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.  Accrued but unpaid Series C Preferred Unit Distributions will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable.  Any accrued but unpaid Series C Preferred Unit Distributions that are not paid on or prior to the date that they first become payable are hereinafter referred to as “Series C Accumulated Preferred Unit Distributions.”  No interest or sum of money in. lieu of interest will be payable in respect of any Series C Accumulated Preferred Unit Distributions.  Series C Accumulated Preferred Unit Distributions may be declared and paid at any time, without reference to any regular Series C Preferred Unit Distribution Payment Date.

(c)                                  Priority as to Distributions.

(i)                                     So long as any Series C Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any Series C Parity Units, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Parity Units, unless, in each case, all Series C Accumulated Preferred Unit Distributions have been paid in full (or have been declared and a sum sufficient for such payment has been set aside therefor) or when Series C Accumulated Preferred Unit Distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series C Preferred Units and all distributions declared upon any other series or class or classes of Series C Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series C Preferred Units and such Series C Parity Units.

(ii)                                  So long as any Series C Preferred Units are outstanding, no distribution of cash or other property (other than distributions paid solely in Series C Junior Units or options, warrants or other rights to subscribe for or purchase Series C Junior Units) shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Series C Junior Units nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Junior Units (other than consideration paid solely in Series C Junior Units or options, warrants or other rights to subscribe for or purchase Series C Junior Units) unless, in each case, all Series C Accumulated Preferred Unit Distributions have been paid in full or have been declared and a sum sufficient for payment thereof has been set aside therefor.

(iii)                               So long as there are Series C Accumulated Preferred Unit Distributions (and a sum sufficient for full payment of Series C Accumulated Preferred Unit Distributions is not so set apart), all future Series C Preferred Unit Distributions shall be authorized and declared so that the amount of Series C Preferred Unit Distributions per Series C Preferred Unit shall in all cases bear to each other the same ratio that Series C Accumulated Preferred Unit Distributions per Series C Preferred Unit bear to each other.

(iv)                              Notwithstanding anything to the contrary set forth herein, distributions on Units held by the Managing Member ranking junior to or on parity with the Series C Preferred Units may be made, without preserving the priority of distributions described in Sections 4(c)(i) and (ii) of this Schedule B, but only to the extent such distributions are required to preserve the REIT status of GGPI and the REIT Subsidiaries.

(d)                                 No Further Rights.  Except as provided in Section 5 hereof, holders of Series C Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the Series C Preferred Unit Distributions (and any Series C Accumulated Preferred Unit Distributions) described herein.

5.                                    Liquidation Preference.

(a)                                 Payment to Holders of Series C Preferred Units.  In the event of any liquidation., dissolution or winding up of the Company, whether voluntary or involuntary, and subject to the right to payment of holders of Preferred Units ranking senior to or on parity with the Series C Preferred Units, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Series C Junior Units, each holder of the Series C Preferred Units shall be entitled to receive an amount equal to such holder’s Capital Account in respect of its Series C Preferred Units, but the holders of Series C Preferred Units shall not be entitled to any further payment in respect of their Series C Preferred Units.  If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable to the holders of Series C Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Series C Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series C Preferred Units and the holders of any such other Series C Parity Units ratably in accordance with the respective amounts that would be payable on such Series C Preferred Units and any such other Series C Parity Units if all amounts payable thereon were paid in full.  For the purposes of this Section 5, none of a consolidation or merger of the Company with or into one or more entities, a merger of an entity with or into the Company, a statutory share exchange by the Company or a sale, lease or conveyance of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b)                                 Payments to Holders of Series C Junior Units.  Subject to the rights of the holders of Series C Parity Units, after payment shall have been made in full to the holders of the Series C Preferred Units as provided in this Section 5, any series or class or classes of Series C Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Units shall not be entitled to share therein.

6.                                    Exchange Rights.

(a)                                 Right to Exchange.

(i)                                     Subject to the other terms and conditions of this Section 6, Series C Preferred Units will be exchangeable in whole but not in part with GGPI at any time on or after June 1, 2012, at the option of the holders of at least fifty-one percent (51%) of all outstanding Series C Preferred Units, for authorized but previously unissued Common Shares (and in the event such option is exercised, such exercise and the Series C Exchange Notice (as defined below) given in connection therewith shall be deemed to apply to all issued and outstanding Series C Preferred Units and the holders thereof).  Each holder of Series C Preferred Units will be entitled to receive for each Series C Preferred Unit held by it a number of Common Shares equal to the quotient of the Capital Account relating to such Series C Preferred Unit (adjusted and booked up or down to reflect fair market value of Company assets through the exchange closing date) (the amount of such Capital Account, the “Series C Exchange Price”) divided by the Current Per Share Market Price as of the Trading Day immediately preceding the exchange closing date.  This exchange right is only exercisable if, at the time of exercise, the fair market value of the Company’s assets exceeds the Company’s liabilities (and any preferred security claims senior to the Series C Preferred Units) by an amount at least equal to twice the sum of (1) the aggregate Capital Accounts of all holders of Series C Preferred Units plus (2) the aggregate Capital Accounts of all holders of Series C Parity Units.

(ii)                                  Notwithstanding anything to the contrary set forth in Section 6(a)(i) of this Schedule B, if a Series C Exchange Notice has been delivered to the Managing Member and GGPI, then the Managing Member or GGPI may at its option, within ten (10) Business Days after receipt of the Series C Exchange Notice, elect to purchase or cause the Company to redeem all or a portion of the outstanding Series C Preferred Units for cash at the Series C Exchange Price per Series C Preferred Unit.  If such election by GGPI is made with respect to fewer than all of the outstanding Series C Preferred Units, the number of Series C Preferred Units held by each holder of Series C Preferred Units to be redeemed or purchased shall equal such holder’s pro rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units that the total number of Series C Preferred Units held by such holder of Series C Preferred Units represents) of the aggregate number of Series C Preferred Units being redeemed or purchased.  An election by the Managing Member or GGPI under this Section shall be effected by delivering notice thereof to the holders identified in the Series C Exchange Notice.

(iii)                               If an exchange of all Series C Preferred Units pursuant to Section 6(a)(i) of this Schedule B would violate the provisions on ownership limitation of GGPI set forth in its Charter and such ownership limitation is not waived by GGPI, each holder of Series C Preferred Units shall be entitled to exchange the maximum number of Series C Preferred Units which would comply with the provisions on the ownership limitation of GGPI, and any Series C Preferred Units not so exchanged shall be purchased by GGPI or redeemed by the Company for cash in an amount determined in the manner set forth in subsection (ii) of this Section 6(a).

(iv)                              If an exchange of all Series C Preferred Units pursuant to Section 6(a)(i) of this Schedule B is prohibited by virtue of the holder of the Series C Preferred Units being unable to make such customary representations and warranties as may be reasonably necessary for the Managing Member or GGPI to establish that the issuance of Common Shares pursuant to the exchange shall not be required to be registered under the Securities Act or any applicable state securities laws pursuant to Section 6(b)(i) below, any Series C Preferred Units not so exchanged shall be purchased by GGPI or redeemed by the Company for cash in an amount determined in the manner set forth in subsection (ii) of this Section 6(a).

(b)                                 Procedure for Exchange and/or Redemption of Series C Preferred Units.

(i)                                     The exchange right only may be exercised pursuant to a written notice of exchange (the “Series C Exchange Notice”) delivered to the Managing Member and GGPI by holders of Series C Preferred Units owning at least fifty-one percent (51%) of the outstanding Series C Preferred Units by fax and certified mail postage prepaid.  The closing of the exchange, purchase and/or redemption pursuant to this Section 6 shall occur within fifteen (15) Business Days following the giving of the Series C Exchange Notice.  At the closing, the exchanging holder(s) shall deliver such instruments of transfer and other documents as GGPI or the Managing Member may reasonably request, and GGPI and/or the Company shall deliver to the exchanging holder(s) certificates representing the Common Shares and/or the cash redemption and/or purchase price.  Notwithstanding anything to the contrary contained herein, any and all Series C Preferred Units to be exchanged for Common Shares pursuant to this Section shall be so exchanged in a single transaction at one time.  As a condition to the exercise of the rights contained in this Section 6, each holder of Series C Preferred Units shall make such customary representations and warranties as may be reasonably necessary for the Managing Member or GGPI to establish that the issuance of Common Shares pursuant to the exchange shall not be required to be registered under the Securities Act or any applicable state securities laws, including without limitation representations and warranties that such holder is an accredited investor as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act and that such holder is acquiring such Common Shares for investment, solely for its own account and not with a view to or for the resale or distribution thereof (other than pursuant to the Registration Statement, as defined below); provided, however, that in the event a holder is unable to make such representations, the condition shall be deemed satisfied with respect to such holder by virtue of Section 6(a)(iv).  Any Common Shares issued pursuant to this Section to a holder of Series C Preferred Units shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of any pledge, lien, encumbrance or restriction other than those provided in the Charter or the by-laws of GGPI, the Securities Act or relevant state securities or blue sky laws or created by, through or under such holder, and any Series C Preferred Units as to which the exchange right has been exercised shall be free of any pledge, lien, encumbrance or restriction other than those provided in the Agreement, the Securities Act and relevant state securities or blue sky laws (and the parties shall make representations and warranties to the other to such effect).  Subject to the provisions of Section 6(c) of this Schedule B, the certificates representing the Common Shares issued upon exchange of the Series C Preferred Units shall, in addition to any legend required by the Charter, contain the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

(ii)                                  In the event of an exchange of Series C Preferred Units, an amount equal to the Series C Accumulated Preferred Unit Distributions to the date of exchange on any Series C Preferred Units tendered for exchange shall continue to accrue on such Series C Preferred Units, which remain outstanding following such exchange, with the Managing Member as the holder of such Series C Preferred Units (GGPI having contributed the Series C Preferred Units to the Managing Member).  Fractional Common Shares are not to be issued upon exchange but, in lieu thereof, the Managing Member will pay a cash adjustment based upon the Current Per Share Market Price as of the exchange closing date.

(iii)                               During the thirty day period ending on the closing of any exchange, purchase and/or redemption pursuant to this Section 6, the holders of Series C Preferred Units shall not, directly or indirectly, buy or sell (including without limitation short-sell) any Common Shares, whether in the open market or in a negotiated transaction.

(c)                                  Registration of Common Shares.

(i)                                     As soon as practicable following the issuance of Common Shares pursuant to this Section 6 (but, subject to the provisions of the last sentence of Section 6(c)(ii) of this Schedule B, in no event more than 90 days following such issuance), GGPI shall file a Registration Statement on Form S-3 or other appropriate registration form (the “Registration Statement”) with the SEC covering the resale by the initial holders of such Common Shares (the “Initial Holders”) and shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable thereafter.  Following the effective date of the Registration Statement and until the Common Shares covered by the Registration Statement have been sold or are eligible for resale under Rule 144(k) promulgated under the Securities Act, GGPI shall keep the Registration Statement current, effective and available for the resale by the Initial Holders of the Common

Shares delivered to them pursuant to this Section 6.  GGPI shall bear all expenses relating to filing such Registration Statement and keeping such Registration Statement current, effective and available; provided, however, that GGPI shall not be responsible for any brokerage fees or underwriting commissions due and payable by any holder of such Common Shares.

(ii)                                During the time period when the Registration Statement is required to be current, effective and available under Section 6(c)(i) of this Schedule B, GGPI also shall:

(1)                                 prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus constituting a part thereof, as amended or supplemented (the “Prospectus”), as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale of the Common Shares covered by such Registration Statement whenever any Initial Holder shall desire to sell or otherwise dispose of the same but in no event beyond the period in which the Registration Statement is required to be kept in effect under Section 6(c)(i) of this Schedule B;

(2)                                 furnish to each Initial Holder, without charge, such number of authorized copies of the Prospectus, and any amendments or supplements to the Prospectus, in conformity with the requirements of the Securities Act, and such other documents as any Initial Holder may reasonably request in order to facilitate the public sale or other disposition of the Common Shares owned by the Initial Holders.

(3)                                 register or qualify the securities covered by the Registration Statement under state securities or blue sky laws of such jurisdictions as are reasonably required to effect a sale thereof and do any and all other acts and things which may be necessary or appropriate under such state securities or blue sky laws to enable the Initial Holders to consummate the public sale or other disposition in such jurisdictions of such securities;

(4)                                 before filing any amendments or supplements to the Registration Statement or the Prospectus, furnish copies of all such documents proposed to be filed to the Initial Holders who shall be afforded a reasonable opportunity to review and comment thereon; provided, however, that all such documents shall be subject to the approval of the Initial Holders insofar as they relate to information concerning the Initial Holders (including, without limitation, the proposed method of distribution of any Initial Holder’s securities);

(5)                                 notify the Initial Holders promptly (A) when any such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (B) of any request by the SEC or any state securities authority for amendments and supplements to such Registration Statement and the Prospectus or for additional information, (C) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of any such Registration Statement or the initiation of any proceedings for the purpose, (D) it between the effective date of any such Registration Statement and the sale of the Common Shares to which it relates, GGPI receives any notification with respect to the suspension of the qualification of the Common Shares or initiation of any proceeding for such purpose, and (E) of the happening of any event during the period such Registration Statement is effective which in the judgment of GGPI makes any statement made in the Registration Statement or the Prospectus untrue in any material respect or which requires the making of any changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading;

(6)                                 use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest practicable time;

(7)                                 cooperate with each Initial Holder to facilitate the timely preparation and delivery of certificates representing Common Shares being sold, which certificates shall not bear any restrictive legends, provided the Common Shares evidenced thereby have been sold in a manner permitted by the Prospectus; and

(8)                                 upon the occurrence of any event contemplated by Section 6(c)(ii)(5)(E) hereof, promptly prepare and file a supplement or post-effective amendment to the Registration Statement or the Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Common Shares, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

Notwithstanding anything to the contrary contained herein, the obligation to prepare and file the Registration Statement or any supplement or post-effective amendment thereto and any other obligations of GGPI hereunder shall be suspended if GGPI, relying upon advice of counsel, determines that disclosure of any information required to be included therein would be adverse to its interests, but such suspension shall not extend beyond 120 days with respect to any such specified event.

(iii)                               GGPI hereby agrees to indemnify and hold harmless each Initial Holder and each person, if any, who controls such Initial Holder (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees) (“Claims”) to which such Initial Holder or such controlling person may become subject, under the Securities Act or otherwise, caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to Make the statements therein not misleading, and shall reimburse such Initial Holder and each such controlling person for any legal or other expenses reasonably incurred by such Initial Holder in connection with investigating or defending any such loss as such expenses are incurred; provided, however, that GGPI shall not be liable insofar as any such losses, claims, damages, costs and expenses (including reasonable attorneys’ fees) are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to GGPI by any Initial Holder expressly for use therein.  Each Initial Holder agrees to indemnify and hold harmless GGPI and each person, if any, who controls GGPI (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all Claims to which GGPI or such controlling person may become subject, under the Securities Act or otherwise, caused by any untrue statement or omission or alleged untrue statement or omission based upon such information furnished in writing to GGPI by such Initial Holder.

(iv)                              Each Initial Holder agrees that, upon receipt of any notice from GGPI of the happening of any event of the kind described in Section 6(c)(ii)(5)(E), such Initial Holder will forthwith discontinue disposition of securities pursuant to the Registration Statement until such Initial Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(ii)(8).

(d)                                 No Other Exchange Rights.  The Series C Preferred Units are not convertible into or redeemable or exchangeable for any other property or securities. of GGPI, the Managing Member, the Company or any other Person at the option of any holder of Series C Preferred Units except as expressly provided in this Section 6 or in that certain Debt Maintenance Agreement by and between the Company and DAI of even date herewith.

7.                                    Transfers.  Notwithstanding anything to the contrary contained in the Agreement, DAI, and any Permitted DAI Transferee (hereinafter defined) pursuant to this Section 7, may sell, assign or otherwise transfer all but not part of its Series C Preferred Units to a single Permitted DAI Transferee, without the consent of the Managing Member; provided, however, that (i) no such sale, conveyance or other transfer may be made unless the requirements of Section 8.3 of the Agreement (other than Section 8.3(b) thereof) and the second and fourth sentences of Section 8.2 of the Agreement are satisfied with respect to such sale, conveyance or other transfer, (ii) such Series C Preferred Units are held by one person for purposes of Treasury Regulation § 1.7704-1(h)(1)(ii), taking into account the “look-through” rules of Treas. Reg. § 1.7704-1(h)(3), (iii) the transferor and transferee provide the Company with representations and covenants reasonably satisfactory to the Company to assure the Company that the requirements described in (ii) above will be satisfied immediately after the transfer and at all times thereafter and (iv) the organizational documents of the proposed transferee prohibit the issuance or the transfer of any membership or other equity interests in such transferee if such transferee would thereafter be treated as owned by more than 14 persons under Treas. Reg. § 1.7704-1(h)(1), taking into account the look through rules of Treas. Reg. § 1.7704-1(h)(3).  For this purpose, a “Permitted DAI Transferee” shall mean a transferee pursuant to this Section 7 that is any Person or Entity that is an Affiliate of DAI or a transferee pursuant to this Section 7 that is any Person or Entity that is an Affiliate of a Permitted DAI Transferee who was the transferee of Series C Preferred Units pursuant to this Section 7 by virtue of having itself constituted an Affiliate of DAI.  In addition, DAI and each Permitted DAI Transferee respectively covenants on behalf of themselves and their respective direct or indirect equity owners that no issuances of membership or equity interests or transfers of membership or equity interests in DAI or any DAI Permitted Transferee or any Person owning a direct or indirect equity interest in either shall be made or effective if the Series C Preferred Units held by DAI or the DAI Permitted Transferee would thereafter be treated as owned by more than 14 persons under Treas. Reg. § 1.7704-1(h)(1), taking into account the look through rules of Treas. Reg. § 1.7704-1(h)(3).

EXHIBIT A

TO THE

THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF

GGPLP L.L.C.

Allocations

1.                                    Allocation of Net Income and Net Loss.

(a)                               Net Income.  Except as otherwise provided herein, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:

(1)                                 First, to each Member holding Common Units in proportion to, and to the extent of, the excess of (i) the cumulative amount of Net Loss allocated with respect to such Common Units pursuant to paragraph (b)(5) below for all prior periods over (ii) the cumulative amount of Net Income allocated with respect to such Common Units pursuant to this paragraph (a)(1) for all prior periods;

(2)                                 Second, to each Member holding Preferred Units until the cumulative Net Income allocated with respect to each Preferred Unit pursuant to this paragraph (a)(2) for such period and all prior periods equals the cumulative Net Loss allocated with respect to each such Preferred Unit pursuant to paragraph (b)(4) below for all prior periods (such allocation to be among the Members holding Preferred Units in the reverse order that such Net Loss was allocated to them);

(3)                                 Third, to each Member holding Preferred Units in proportion to, and to the extent of, the excess of (i) the cumulative amount of accrued distributions with respect to such Preferred Units for such period and all prior periods (whether or not declared or paid) over (ii) the cumulative amount of Net Income allocated with respect to such Preferred Units pursuant to this paragraph (a)(3) for all prior periods (net of the cumulative Net Loss, if any, allocated with respect to such Preferred Units pursuant to paragraph (b)(3) hereof for all prior periods);

(4)                                 Fourth, to each Member holding Common Units until the cumulative Net Income allocated with respect to each Common Unit pursuant to this paragraph (a)(4) for such period and all prior periods equals the cumulative Net Loss allocated with respect to each such Common Unit pursuant to paragraph (b)(2) below for all prior, periods (such allocation to be among the Members holding Common Units in the reverse order that such Net Loss was allocated to them); and

(5)                                 Thereafter, the balance of the Net Income, if any, shall be allocated among the Members holding Common Units in proportion to the number of Common Units held by them.

(b)                               Net Loss.  Except as otherwise provided herein, Net Loss of the Company for each fiscal year or other applicable period shall be allocated as follows:

(1)                                 First, to the Members holding Common Units, until the cumulative amount of Net Loss allocated with respect to each Common Unit under this paragraph (b)(1) for such period and all prior periods equals the cumulative amount of Net Income allocated to such Common Unit pursuant to paragraph (a)(5) for all prior periods;

(2)                                 Second, to the holders of Common Units in proportion to the number of Common Units held by them (provided, however, that to the extent any Net Loss allocated to a Member holding Common Units under this paragraph (b)(2) would cause such Member (hereinafter, a “Restricted Member”) to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Member but shall instead, to the extent possible, be allocated to the other Member(s) holding Common Units (hereinafter, the “Permitted Members”) pro rata in accordance with the Common Units held by all Permitted Members (for this purpose, a Member’s Adjusted Capital Account Deficit shall be determined by considering only those adjustments to such Member’s capital account (including any adjustments for capital contributed) that were made in respect of the Member’s Common Units));

(3)                                 Third, to the Members holding Preferred Units in proportion to, and to the extent of, the excess of (i) the cumulative Net Income allocated with respect to each Preferred Unit pursuant to paragraph (a)(3) hereof for all prior periods over (ii) the cumulative distributions made with respect to each such Preferred Unit pursuant to Section 5.2(b) of the Agreement for the current and all prior periods;

(4)                                 Fourth, to the Members holding Preferred Units in proportion to the number of Preferred Units held by them (provided, however, that to the extent any Net Loss allocated to a Member holding Preferred Units under this paragraph (b)(2) would cause such Member (hereinafter, a “Restricted Preferred Member”) to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Preferred Member but shall instead, to the extent possible, be allocated to the other Member(s) holding Preferred Units (hereinafter, the “Permitted Preferred Members”) pro rata in accordance with the Preferred Units held by all Permitted Preferred Members (for this purpose, a Member’s Adjusted Capital Account Deficit shall be determined by considering only those adjustments to such Member’s capital account (including any adjustments for capital contributed) that were made in respect of the Member’s Preferred Units)); and

(5)                                 Fifth, to the holders of Common Units in proportion to the number of Common Units held by them.

2.                                    Special Allocations.

Notwithstanding any provisions of paragraph 1 of this Exhibit A, the following special allocations shall be made in the following order:

(a)                                 Minimum Gain Chargeback (Nonrecourse Liabilities).  If there is a net decrease in Partnership Minimum Gain for any Company fiscal year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company property as further outlined in Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Partnership Minimum Gain.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f).  This paragraph (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this paragraph (a) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(b)                                 Minimum Gain Attributable to Partner Nonrecourse Debt.  If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Company property as further outlined in Regulation Section 1.704-2(i)(4)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2).  This paragraph (b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this paragraph (b) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(c)                                  Qualified Income Offset.  In the event a Member unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.  This paragraph (c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)                                 Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated among the Members holding Common Units in proportion to the number of Common Units held.

(e)                                  Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Member that bears the economic risk of loss for the debt (i.e., the Partner Nonrecourse Debt) to which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1)).

(f)                                   Curative Allocations.  The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the cumulative net amount of allocations of Company items under paragraphs 1 and 2 of this Exhibit A shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.  This paragraph (f) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.  For purposes hereof, “Regulatory Allocations” shall mean the allocations provided for by subsections (a) through (e) of this Section 2.

3.                                    Tax Allocations.

(a)                                 Generally.  Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Members on the same basis as their respective book items.

(b)                                 Sections 1245/1250 Recapture.  If any portion of gain from the sale of property is treated as ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Members in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Members who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Members are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied.  For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c)                                  Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule.  Notwithstanding paragraph (b) hereof, Tax Items with respect to Company property that is subject to Code Section 704(c) and/or Regulation Section 1.704-3 (collectively “Section 704(c) Tax Items”) shall be allocated in accordance with said Code Section and/or Regulation Section 1,704-3, as the case may be.  The allocation of Tax Items shall be in accordance with the “traditional method” set forth in Regulation Section 1.704-3(b)(1), unless otherwise determined by the Managing Member, and shall be subject to the ceiling rule stated in Regulation Section 1.704-3(b)(1).  The Managing Member is authorized to specially allocate Tax Items (other than the Section 704(c) Tax Items) to cure for the effect of the ceiling rule.